Exhibit 99

PRESS RELEASE

Scripps reports second quarter results

For immediate release	(NYSE: SSP)
July 15, 2004

CINCINNATI – The E. W. Scripps Company today reported financial results for the second quarter of 2004 that reflect rapid growth in advertising sales and affiliate fees at the company’s national television networks and strong political advertising revenues at the Scripps broadcast television stations.

Net income for the three-month period ended June 30 was $86.4 million vs. $64.7 million during the same period a year ago. Second quarter earnings per share were $1.05 compared to 80 cents in the second quarter of 2003.

Net income for the current period includes a $7.0 million, 8-cent per share, after-tax gain on the sale of property resulting from the relocation of the company’s Cincinnati television station. For comparison purposes, net income in the second quarter 2003 was reduced by approximately 3 cents per share because of investment write-downs.

Total operating revenues for the second quarter increased 15 percent to $547 million.

The rapid growth of Scripps Networks accounted for most of the improvement in second quarter operating results.

Segment profits at Scripps Networks increased 56 percent to $87.5 million during the three-month period. Scripps Networks advertising revenues were up 35 percent year-over-year to $157 million and affiliate fee revenues increased 44 percent to $33.6 million. Total revenues at Scripps Networks were up 36 percent to $193 million.

Scripps Networks includes the company’s portfolio of popular, national cable and satellite television networks, including Home & Garden Television, Food Network, DIY – Do It Yourself Network and Fine Living.

Strong political advertising at the company’s local broadcast television stations also contributed to improved consolidated results. Broadcast television segment profits were up 15 percent in the second quarter to $28.2 million. Total broadcast television revenues were up 11 percent to $87.4 million for the three-month period.

Political advertising revenues at Scripps stations reached $6.2 million during the second quarter compared to $800,000 during the same period in 2003. For comparison purposes, political advertising revenues at Scripps stations during the second quarter of the 2000 presidential election year were $2.2 million.

At the company’s newspapers, total revenues were $175 million during the second quarter, up about 1 percent over the same period in 2003. Newspaper advertising revenues were up 1.9 percent to $139 million, led by a 7.1 percent increase in “preprint and other” revenue. “Preprint and other” category results for the second quarter include double digit revenue increases in on line, direct mail and specialty publication advertising sales.

Newspaper division segment profits declined 13 percent to $58.6 million. Newspaper segment profits were held back, in part, by a general softness in local retail and automotive advertising, higher employee benefit costs and higher newsprint prices.

Newspaper segment profits also were reduced during the second quarter by a $2.5 million accrual the company recorded as a result of a court judgment involving The Birmingham News Co., publisher of the two daily newspapers in Birmingham, Ala. The Scripps newspaper, the Birmingham Post-Herald, is the minority, non-managing partner under a joint operating agreement with The Birmingham News Co. In June the Alabama Supreme Court upheld an arbitration panel’s decision in favor of former contract newspaper carriers who challenged actions by The Birmingham News Co. that resulted in agreements with The Birmingham News Co. either not being renewed or being terminated before normal expiration.

At the Shop At Home Network, second quarter revenues rose 17 percent to $66.3 million. Implementation of the company’s television commerce strategy at Shop At Home reduced segment profits by $2.7 million and earnings per share by about 4 cents. Scripps is integrating management of Shop At Home with its Scripps Networks division and shifting the mix of retail products offered for sale on the network to align more closely with the consumer categories targeted by the company’s national lifestyle programming networks.

“Scripps just completed its 10th consecutive quarter of year-over-year profit growth thanks in large part to the stellar financial performance of our Scripps Networks division,” said Kenneth W. Lowe, president and chief executive officer for Scripps. “The marketing power and exceptional brand strength of all of our national, lifestyle television networks continues to drive the company’s consolidated growth and affirms our strategic decision to invest in the organic, internal development of these valuable businesses.”

“Home & Garden Television and the Food Network, our flagships, continue to lead the charge. HGTV, which is celebrating its 10th anniversary this year, posted an impressive 1.0 primetime rating during June, attracting an average 832,000 nightly viewers. At the Food Network the number of viewers watching our popular lineup of primetime entertaining programming and high-profile personalities jumped nearly 20 percent year-over-year. HGTV and Food today are ranked among the country’s top 20 rated television networks.”

“The news is every bit as good at our developing national networks. DIY and Fine Living together are generating twice the advertising revenue than they were a year ago and both have gained valuable distribution on cable television and satellite systems nationwide. DIY can now be seen in 29 million U.S. households and Fine Living, just two years after its launch, reaches 23 million households. Building Scripps Networks, including the development of a growing range of programming, advertising and electronic commerce services, remains the company’s top strategic priority.”

“At Shop At Home Network, we’re making good progress toward our goal of creating a television commerce platform that complements our portfolio of lifestyle networks,” Lowe said. “We saw some positive results during the quarter, including higher margins on some new merchandise offerings and lower return rates. The improving results are providing a nice cushion as we develop what we believe will be a completely innovative electronic commerce business.”

“Second quarter consolidated results also reflect strong political advertising at our local broadcast television stations,” Lowe said. “Political spending at our stations in the second quarter was about three times the amount we recorded during the 2000 presidential election campaigns, which was a record political ad revenue year for the Scripps stations. Having stations in the key battleground states of Ohio, Michigan and Florida is giving us plenty of lift.”

“At our newspapers, revenues grew modestly during the quarter but increased healthcare costs for our employees and higher newsprint prices teamed up to hold back profits,” Lowe said. “Newspaper profits also were affected by a persistent general softness in local retail advertising, especially in the department store category. Some of that softness was offset by a healthy return of help wanted advertising and advertising revenue from our Web sites and other developing newspaper initiatives.”

Here are detailed second-quarter results by segment:

Scripps Networks

Scripps Networks segment profits were $87.5 million, up 56 percent from $55.9 million in the prior year period.

Scripps Networks advertising revenue increased 35 percent to $157 million. Affiliate fee revenue was $33.6 million, up 44 percent.

Programming expense increased 24 percent to $39.7 million.

Home & Garden Television contributed $56.6 million to segment profits, up 39 percent from the year-ago period. HGTV revenues grew 28 percent to $101 million. Home & Garden Television now reaches about 86 million domestic subscribers.

Food Network had revenues of $78.3 million, up 40 percent. The network contributed $38.0 million to segment profits, up 59 percent from the second quarter last year. Food Network reaches 84 million domestic subscribers.

Revenues at DIY were $8.2 million compared to $4.9 million in 2003. Development costs at DIY reduced segment profits by $1.8 million compared to a $2.6 million reduction in segment profits in 2003. DIY can be seen in about 29 million households, up from about 19 million a year ago.

Fine Living revenues increased to $4.8 million from about $2.0 million the previous year. Development costs at Fine Living reduced segment profit by $5.1 million vs. a $6.6 million reduction in segment profits in 2003. Fine Living reaches about 23 million households vs. 17 million at this time a year ago.

Newspapers

Total newspaper segment profits were $58.6 million, down 13 percent.

Advertising revenues at newspapers managed solely by Scripps were $139 million, up 1.9 percent. Advertising revenues broken down by category were:

•	Local, down 0.8 percent to $40.6 million.

•	Classified, up 1.9 percent to $55.2 million.

•	National, down slightly to $9.7 million.

•	Preprint and other, up 7.1 percent to $33.0 million.

Circulation revenues were $32.1 million, down 4.7 percent.

Newsprint expenses increased about 11 percent on a 10 percent increase in newsprint prices.

The company’s newspapers that are managed under joint operating agreements contributed $7.6 million to segment profits vs. $11.0 million last year. The decline was primarily attributable to soft advertising sales in Denver and the $2.5 million accrual related to the Birmingham court judgment.

Broadcast Television

Broadcast television segment profits increased 15 percent to $28.2 million.

Broadcast television revenues increased 11 percent to $87.4 million.

Advertising revenues broken down by category were:

•	Political, $6.2 million vs. $800,000 in 2003.

•	Local, up 4.4 percent to $50.1 million.

•	National, up 3.4 percent to $26.9 million.

•	Other, up 5.2 percent to $4.3 million.

Shop At Home Network

Shop At Home Network revenues were $66.3 million, up 17 percent from the same year-ago period.

Shop At Home reported a segment loss of $2.7 million vs. a segment loss of $5.6 million in the same period a year ago.

The network reached an average 49 million full-time equivalent homes during the quarter.

Licensing and Other Media

Segment profit was $4.4 million compared to $4.6 million in 2003.

Revenues were up 6.2 percent to $26.0 million.

Guidance

Based on advance advertising sales, the company currently anticipates third quarter 2004 advertising revenue for Scripps Networks will be up about 35 percent year over year. Affiliate fee revenue for Scripps Networks is expected to increase about 40 percent during the quarter, net of distribution fee amortization. Programming and marketing expenses are expected to increase about 30 percent in the third quarter as the company continues to invest in building viewership across all four networks. Investments in the development of DIY, Fine Living and video-on-demand and broadband programming services are expected to reduce segment profits by about $10 million and earnings per share by about 8 cents during the quarter.

Newspaper advertising revenues are expected to be up 2 to 4 percent over the prior year in the third quarter.

At the company’s broadcast television stations, advertising revenues, including political, are expected to be up about 20 percent in the third quarter.

The company’s continuing investment in the Shop At Home Network is expected to reduce third quarter segment profits by about $6 million and earnings per share by about 7 cents.

Due primarily to increased profitability of the Food Network and the company’s allocation of operating income to Tribune Company, which owns 31 percent of the network, minority interest is expected to be between $8 and $9 million in the third quarter.

Third quarter earnings per share are expected to be between 70 cents and 78 cents. Earnings per share during the third quarter of 2003 were 64 cents.

Conference call

The senior management team at Scripps will discuss the company’s second quarter results during a telephone conference call at 11 a.m. EDT today. Scripps will offer a live audio Web cast of the conference call. To access the Web cast, visit www.scripps.com, choose “Investor Relations,” then follow the “Live Web Cast” link at the top of the page. Listeners need Windows Media Player to access the call online.

To access the conference call by telephone, dial 1-888-428-4479 (U.S.) or 1-612-332-0107 (International), approximately 10 minutes before the start of the call. Callers will need the name of the call (second quarter earnings report) to be granted access. Callers also will be asked to provide their name and company affiliation. The media and general public are provided access to the conference call on a listen-only basis.

A replay line will be open from 2:30 p.m. EDT July 15 until 11:59 p.m. EDT Monday, July 19. The domestic number to access the replay is 1-800-475-6701 and the international number is 1-320-365-3844. The access code for both numbers is 735673.

A replay of the conference call will be archived and available online for an extended period of time following the call. To access the audio replay, visit www.scripps.com approximately four hours after the call, choose “Investor Relations” then follow the “Audio Archives” link at the top of the page.

Forward-looking statements

This press release contains certain forward-looking statements related to the company’s businesses that are based on management’s current expectations. Forward-looking statements are subject to certain risks, trends and uncertainties, including changes in advertising demand and other economic conditions that could cause actual results to differ materially from the expectations expressed in forward-looking statements. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. The company’s written policy on forward-looking statements can be found on page F-5 of its 2003 SEC Form 10K and page F-22 of its most recent Form 10Q.

About Scripps

The E.W. Scripps Company is a diverse media concern with interests in newspaper publishing, broadcast television, national television networks, interactive media and television retailing. Scripps operates 21 daily newspapers, 15 broadcast TV stations, four cable and satellite television programming networks and a television retailing network. All of the company’s media businesses provide content and advertising services via the Internet.

Scripps Networks brands include Home & Garden Television, Food Network, DIY — Do It Yourself Network and Fine Living. HGTV reaches about 86 million U.S. television households and Food Network can be seen in about 84 million households. Scripps Networks Web sites include FoodNetwork.com, HGTV.com, DIYnetwork.com and fineliving.com. Scripps Networks programming can be seen in 86 countries.

The company’s television retailing subsidiary, Shop At Home Network, markets a growing range of consumer goods directly to television viewers and visitors to the Shop At Home Web site, shopathometv.com. Shop At Home reaches about 49 million full-time equivalent U.S. households, including 5 million households via five Scripps owned, Shop At Home affiliated broadcast television stations.

Scripps also operates Scripps Howard News Service and United Media, which is the worldwide licensing and syndication home of PEANUTS and DILBERT.

###

Contact: Tim Stautberg, The E. W. Scripps Company, 513.977.3826

Email: stautberg@scripps.com

THE E. W. SCRIPPS COMPANY

RESULTS OF OPERATIONS

	Three months ended June 30,			Six months ended June 30,
(in thousands, except per share data)	2004	2003	Fav(Unf)	2004	2003	Fav(Unf)
Operating revenues	$547,316	$474,846	15.3%	$1,060,972	$920,040	15.3%
Costs and expenses	(401,639)	(357,507)	(12.3)%	(801,299)	(709,873)	(12.9)%
Depreciation and amortization of intangibles	(16,294)	(17,116)	4.8%	(32,031)	(33,092)	3.2%
Gain on sale of production facility	11,148			11,148

Operating income	140,531	100,223	40.2%	238,790	177,075	34.9%
Interest expense	(8,272)	(7,832)	(5.6)%	(15,667)	(15,835)	1.1%
Equity in earnings of JOAs and other joint ventures	20,212	22,511	(10.2)%	36,875	40,064	(8.0)%
Interest and dividend income	303	1,266	(76.1)%	1,530	2,644	(42.1)%
Other investment results, net of expenses		(3,200)		14,674	(3,200)
Miscellaneous, net	(200)	(222)	9.9%	3	41	(92.7)%

Income before income taxes and minority interests	152,574	112,746	35.3%	276,205	200,789	37.6%
Provision for income taxes	54,489	44,672	(22.0)%	99,359	79,180	(25.5)%

Income before minority interests	98,085	68,074	44.1%	176,846	121,609	45.4%
Minority interests	11,661	3,341		19,903	4,187

Net income	$86,424	$64,733	33.5%	$156,943	$117,422	33.7%

Net income per diluted share of common stock	$1.05	$.80	31.3%	$1.91	$1.45	31.7%

Weighted average diluted shares outstanding	82,581	81,333		82,383	81,165

See notes to results of operations.

Notes to Results of Operations

1. RESTRUCTURING CHARGES AND OTHER ITEMS

Net income was affected by the following:

2004 - Second quarter and year-to-date operating results include an $11.1 million pre-tax gain on the sale of our Cincinnati television station’s production facility to the City of Cincinnati. The gain on sale had previously been deferred while the station continued to use the facility. Net income was increased by $7.0 million, $.08 per share.

Other investment results represent realized gains from the sale of certain investments in the first quarter, including Digital Theater Systems. Net income was increased by $9.5 million, $.12 per share.

2003 - Second quarter and year-to-date other investment results were a pre-tax charge of $3.2 million of write-downs associated with declines in value of certain investments in new businesses. Investment results reduced net income by $2.1 million, $.03 per share.

2. SEGMENT INFORMATION

Our reportable segments are strategic businesses that offer different products and services. Our chief operating decision maker (as defined by Financial Accounting Standard (“FAS”) 131 – Segment Reporting) evaluates the operating performance of our business segments using a measure we call segment profits. Segment profits excludes interest, income taxes, depreciation and amortization, divested operating units, restructuring activities, investment results and certain other items that are included in net income determined in accordance with accounting principles generally accepted in the United States of America.

Items excluded from segment profits generally result from prior decisions or from decisions made by corporate executives rather than the managers of the business segments. Depreciation and amortization charges are the result of past decisions regarding the allocation of resources and are therefore excluded from the measure. Financing, tax structure and divestiture decisions are generally made by corporate executives. Excluding these items from our segment performance measure enables us to evaluate business segment operating performance for the current period based upon current economic conditions and decisions made by the manager of those business segments in the current period.

We account for our share of the earnings of joint operating agreements (“JOAs”) using the equity method of accounting. Our equity in earnings of JOAs is included in “Equity in earnings of JOAs and other joint ventures” in our Results of Operations. Newspaper segment profits include equity in earnings of JOAs and other joint ventures. Scripps Networks segment profits include equity in earnings of FOX Sports Net South and certain other joint ventures.

Information regarding the operating performance of our business segments determined in accordance with FAS 131 and reconciliation to our Results of Operations is as follows:

	Three months ended June 30,			Six months ended June 30,
(in thousands)	2004	2003	Fav(Unf)	2004	2003	Fav(Unf)
Segment operating revenues:
Newspapers managed solely by us	$174,723	$172,828	1.1%	$353,196	$345,374	2.3%
Newspapers operated pursuant to JOAs	59	67	(11.9)%	117	118	(0.8)%

Total newspapers	174,782	172,895	1.1%	353,313	345,492	2.3%
Scripps Networks	192,820	141,923	35.9%	351,589	258,493	36.0%
Broadcast television	87,379	78,870	10.8%	163,037	149,043	9.4%
Shop At Home	66,307	56,638	17.1%	140,286	114,955	22.0%
Licensing and other media	26,028	24,520	6.2%	52,747	52,057	1.3%

Total operating revenues	$547,316	$474,846	15.3%	$1,060,972	$920,040	15.3%

Segment profit (loss):
Newspapers managed solely by us	$50,922	$56,518	(9.9)%	$104,166	$113,294	(8.1)%
Newspapers operated pursuant to JOAs	7,636	10,972	(30.4)%	13,488	17,579	(23.3)%

Total newspapers	58,558	67,490	(13.2)%	117,654	130,873	(10.1)%
Scripps Networks	87,535	55,944	56.5%	149,840	97,544	53.6%
Broadcast television	28,215	24,522	15.1%	45,442	40,128	13.2%
Shop At Home	(2,740)	(5,607)	51.1%	(6,361)	(11,540)	44.9%
Licensing and other media	4,361	4,617	(5.5)%	8,631	8,488	1.7%
Corporate	(10,040)	(7,116)	(41.1)%	(18,658)	(15,262)	(22.3)%

Total segment profit	165,889	139,850	18.6%	296,548	250,231	18.5%
Depreciation and amortization of intangibles	(16,294)	(17,116)	4.8%	(32,031)	(33,092)	3.2%
Gain on sale of production facility	11,148			11,148
Interest expense	(8,272)	(7,832)	(5.6)%	(15,667)	(15,835)	1.1%
Interest and dividend income	303	1,266	(76.1)%	1,530	2,644	(42.1)%
Other investment results, net of expenses		(3,200)		14,674	(3,200)
Miscellaneous, net	(200)	(222)	9.9%	3	41	(92.7)%

Income before income taxes and minority interests	$152,574	$112,746	35.3%	$276,205	$200,789	37.6%

	Three months ended June 30,			Six months ended June 30,
(in thousands)	2004	2003	Fav(Unf)	2004	2003	Fav(Unf)
Depreciation:
Newspapers managed solely by us	$5,101	$5,859	12.9%	$10,322	$11,430	9.7%
Newspapers operated pursuant to JOAs	298	321	7.2%	594	642	7.5%

Total newspapers	5,399	6,180	12.6%	10,916	12,072	9.6%
Scripps Networks	2,569	2,482	(3.5)%	5,144	4,944	(4.0)%
Broadcast television	4,883	5,029	2.9%	9,499	9,679	1.9%
Shop At Home	1,926	1,536	(25.4)%	3,591	2,645	(35.8)%
Licensing and other media	162	165	1.8%	320	323	0.9%
Corporate	543	553	1.8%	1,086	1,101	1.4%

Total depreciation	$15,482	$15,945	2.9%	$30,556	$30,764	0.7%

Amortization of intangibles:
Newspapers managed solely by us	$106	$107	0.9%	$212	$211	(0.5)%
Newspapers operated pursuant to JOAs	67	66	(1.5)%	134	133	(0.8)%

Total newspapers	173	173	0.0%	346	344	(0.6)%
Scripps Networks	150	588	74.5%	297	1,173	74.7%
Broadcast television	18	32	43.8%	37	63	41.3%
Shop At Home	471	378	(24.6)%	795	748	(6.3)%

Total amortization of intangibles	$812	$1,171	30.7%	$1,475	$2,328	36.6%

3. JOINT OPERATING AGREEMENTS

Four of our newspapers are operated pursuant to the terms of JOAs. The Newspaper Preservation Act of 1970 provides a limited exemption from anti-trust laws, permitting competing newspapers in a market to combine their sales, production and business operations in order to reduce aggregate expenses and take advantage of economies of scale, thereby allowing the continuing operation of both newspapers in that market. Each newspaper in a JOA partnership maintains a separate and independent editorial operation.

Gannett Newspapers has notified us of its intent to terminate the Cincinnati JOA upon its expiration in 2007. We intend to continue publishing the Cincinnati Post and Kentucky Post newspapers for the duration of the agreement.

Information related to the operating results of our JOAs is as follows:

	Three months ended June 30,			Six months ended June30,
(in thousands)	2004	2003	Fav(Unf)	2004	2003	Fav(Unf)
Equity in earnings of JOAs:
Denver	$9,232	$10,310	(10.5)%	$15,195	$16,294	(6.7)%
Cincinnati	5,551	5,226	6.2%	10,529	10,800	(2.5)%
Other	2,494	4,665	(46.5)%	6,998	8,748	(20.0)%

Total equity in earnings of JOAs	17,277	20,201	(14.5)%	32,722	35,842	(8.7)%
Operating revenues	59	67	(11.9)%	117	118	(0.8)%

Total	$17,336	$20,268	(14.5)%	$32,839	$35,960	(8.7)%

Contribution to segment profit:
Denver	$3,336	$4,727	(29.4)%	$3,456	$5,296	(34.7)%
Cincinnati	3,524	3,270	7.8%	6,479	6,904	(6.2)%
Other	776	2,975	(73.9)%	3,553	5,379	(33.9)%

Total contribution to segment profit	$7,636	10,972	(30.4)%	$13,488	$17,579	(23.3)%

4. SCRIPPS NETWORKS

Financial information for each of our four national networks is as follows:

	Three months ended June 30,			Six months ended June 30,
(in thousands, except per share data)	2004	2003	Fav(Unf)	2004	2003	Fav(Unf)
HGTV:
Operating revenues	$101,390	$79,135	28.1%	$186,488	$146,050	27.7%
Contribution to segment profit	56,560	40,592	39.3%	100,561	75,380	33.4%
Net income effect	34,019	23,445	45.1%	60,261	43,467	38.6%
Net income effect per share of diluted common stock	$.41	$.29	41.4%	$.73	$.54	35.2%

Food Network:
Operating revenues	$78,311	$55,781	40.4%	$141,453	$100,982	40.1%
Contribution to segment profit	38,001	23,828	59.5%	65,084	41,754	55.9%
Net income effect:
Food Network net income	36,367	21,942	65.7%	61,751	38,012	62.5%
Minority owner share of Food Network	10,988	2,722		18,605	4,657

Scripps share of Food Network before income tax	25,379	19,220	32.0%	43,146	33,355	29.4%
Net income effect to Scripps	15,596	11,054	41.1%	26,483	19,740	34.2%
Net income effect per share of diluted common stock	$.19	$.14	35.7%	$.32	$.24	33.3%

DIY:
Operating revenues	$8,182	$4,942	65.6%	$14,974	$8,429	77.6%
Contribution to segment profit (loss)	(1,813)	(2,568)	29.4%	(4,224)	(6,259)	32.5%
Net income (loss) effect	(1,338)	(1,784)	25.0%	(3,041)	(4,235)	28.2%
Net income (loss) effect per share of diluted common stock	$(.02)	$(.02)		$(.04)	$(.05)	20.0%

Fine Living:
Operating revenues	$4,837	$1,965		$8,525	$2,821
Contribution to segment profit (loss)	(5,082)	(6,611)	23.1%	(10,234)	(13,683)	25.2%
Net income (loss) effect	(3,705)	(4,138)	10.5%	(7,056)	(8,550)	17.5%
Net income (loss) effect per share of diluted common stock	$(.04)	$(.05)	20.0%	$(.09)	$(.11)	18.2%

THE E.W. SCRIPPS COMPANY	For more information:
Unaudited Revenue and Statistical Summary	Tim Stautberg
Period: June	The E.W. Scripps Company
Report date: July 15, 2004	513-977-3826

	June			Year-to-date
( amounts in millions, unless otherwise noted )	2004	2003	%	2004	2003	%
SEGMENT OPERATING REVENUES
Newspapers	$54.3	$56.9	(4.6)%	$353.3	$345.5	2.3%
Scripps Networks	59.3	46.9	26.5%	351.6	258.5	36.0%
Broadcast Television	29.2	26.5	10.3%	163.0	149.0	9.4%
Shop At Home	22.8	18.9	21.0%	140.3	115.0	22.0%
Licensing and Other Media	7.5	7.2	3.3%	52.7	52.1	1.3%

TOTAL	$173.1	$156.4	10.7%	$1,061.0	$920.0	15.3%

NEWSPAPERS
Operating Revenues
Local	$12.1	$12.7	(5.1)%	$83.3	$83.4	(0.2)%
Classified	17.0	18.0	(5.5)%	110.9	107.4	3.3%
National	3.2	3.8	(14.4)%	19.3	18.8	2.5%
Preprints and other	10.7	9.9	8.2%	64.2	59.9	7.1%

Newspaper advertising (1)	43.1	44.4	(3.1)%	277.7	269.6	3.0%
Circulation	10.1	11.4	(11.4)%	67.4	69.3	(2.7)%
Other	1.1	1.1	3.5%	8.3	6.6	25.2%

Newspapers	$54.3	$56.9	(4.6)%	$353.3	$345.5	2.3%

Ad inches (excluding JOAs) (in thousands)
Local	511	556	(8.1)%	3,590	3,632	(1.2)%
Classified	838	900	(6.9)%	5,317	5,276	0.8%
National	109	124	(12.0)%	648	657	(1.4)%

Full run ROP	1,457	1,579	(7.7)%	9,555	9,565	(0.1)%

Share of JOA operating profits (2)	$3.5	$6.3	(45.1)%	$32.7	$35.8	(8.7)%

SCRIPPS NETWORKS
Operating Revenues
Advertising	$47.7	$38.5	24.0%	$279.9	$209.9	33.3%
Affiliate fees, net	11.1	7.7	43.2%	67.4	45.6	48.0%
Other	0.5	0.6	(23.4)%	4.3	3.0	42.1%

Scripps Networks	$59.3	$46.9	26.5%	$351.6	$258.5	36.0%

Subscribers (3)
HGTV				85.6	81.0	5.7%
Food Network				84.1	79.1	6.3%

BROADCAST TELEVISION
Operating Revenues
Local	$16.6	$15.9	4.0%	$94.5	$91.4	3.3%
National	9.2	8.5	7.7%	49.5	48.5	2.0%
Political	1.6	0.2		10.3	1.0
Other	1.9	1.9	2.8%	8.8	8.1	8.4%

Broadcast Television	$29.2	$26.5	10.3%	$163.0	$149.0	9.4%

SHOP AT HOME
Operating Revenues
Shop At Home	$22.8	$18.9	21.0%	$140.3	$115.0	22.0%

Avg. full-time equivalent homes	49.7	49.6	0.2%	48.3	47.2	2.3%

(1)	June 2004 had 4 Sundays, versus 5 Sundays in 2003.
(2)	Excludes editorial costs and proportionate share of JOA activities.
(3)	Subscriber counts are according to the Nielsen Homevideo Index of homes that receive cable networks.

THE E.W. SCRIPPS COMPANY	For more information:
Unaudited Revenue and Statistical Summary	Tim Stautberg
Period: June	The E.W. Scripps Company
Report date: July 15, 2004	513-977-3826

	Second Quarter
( amounts in millions, unless otherwise noted )	2004	2003	%
SEGMENT OPERATING REVENUES
Newspapers	$174.8	$172.9	1.1%
Scripps Networks	192.8	141.9	35.9%
Broadcast Television	87.4	78.9	10.8%
Shop At Home	66.3	56.6	17.1%
Licensing and Other Media	26.0	24.5	6.2%

TOTAL	$547.3	$474.8	15.3%

NEWSPAPERS
Operating Revenues
Local	$40.6	$40.9	(0.8)%
Classified	55.2	54.2	1.9%
National	9.7	10.0	(2.8)%
Preprints and other	33.0	30.8	7.1%

Newspaper advertising	138.5	135.9	1.9%
Circulation	32.1	33.7	(4.7)%
Other	4.1	3.3	26.6%

Newspapers	$174.8	$172.9	1.1%

Ad inches (excluding JOAs) (in thousands)
Local	1,719	1,807	(4.8)%
Classified	2,686	2,712	(0.9)%
National	326	346	(5.9)%

Full run ROP	4,731	4,865	(2.7)%

Share of JOA operating profits (1)	$17.3	$20.2	(14.5)%

SCRIPPS NETWORKS
Operating Revenues
Advertising	$157.5	$116.8	34.9%
Affiliate fees, net	33.6	23.3	43.8%
Other	1.8	1.8	(1.2)%

Scripps Networks	$192.8	$141.9	35.9%

Subscribers (2)
HGTV	85.6	81.0	5.7%
Food Network	84.1	79.1	6.3%

BROADCAST TELEVISION
Operating Revenues
Local	$50.1	$48.0	4.4%
National	26.9	26.0	3.4%
Political	6.2	0.8
Other	4.3	4.1	5.2%

Broadcast Television	$87.4	$78.9	10.8%

SHOP AT HOME
Operating Revenues
Shop At Home	$66.3	$56.6	17.1%

Avg. full-time equivalent homes	49.0	48.5	1.0%

(1)	Excludes editorial costs and proportionate share of JOA activities.
(2)	Subscriber counts are according to the Nielsen Homevideo Index of homes that receive cable networks.